FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., President and CEO

PHONE: 215-256-8851 ext. 2300

EARNINGS UP 13.1%

AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (October 11, 2001)- Harleysville National Corporation (HNC) (NASDAQ:HNBC), announced record third quarter 2001 earnings of $7,623,000, a 13.1% increase over third quarter 2000 earnings of $6,740,000. Net income for the first nine months of 2001 was $21,275,000, an 11.4% increase over the $19,092,000 for the comparable period in 2000. The company's consolidated total assets were $2,172,516,000 at September 30, 2001, 14.3% above the September 30, 2000, level of $1,899,996,000.

For the quarter ending September 30, 2001, basic earnings per share at $.42 were 16.7% higher than the $.36 earned during the third quarter of 2000, and diluted earnings per share at $.41 were up 13.9% from $.36 in the third quarter of 2000. For the first nine months of 2001, basic earnings per share of $1.16 were up 12.6% from the $1.03 in the comparable period last year. Diluted earnings per share of $1.14 for the first nine months of 2001 were 10.7% higher than the $1.03 year to date September 30, 2000.

"HNC has reported increased earnings and dividends every year for over 25 years and we are extremely proud that we have continued to maintain this impressive record, especially in our current troubled economy," said Walter E. Daller Jr., President and CEO of HNC.

Total loans at September 30, 2001, of $1,306,002,000 were 9.6% higher than the September 30, 2000, balance of $1,191,159,000. Non-performing assets, including nonaccrual loans, restructured loans and other real estate owned was .3% of total assets at both September 30, 2001, and September 30, 2000. Loans 90 days past due at September 30, 2001, of $714,000 improved from the September 30, 2000, level of $951,000.

Providing real life financial solutions, Harleysville National Corporation (HNC) has assets in excess of $2.1 billion and operates 38 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

- ### -

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

HARLEYSVILLE NATIONAL CORPORATION

	Nine months ended September 30
(Dollars in thousands,
except per share data)	2001	2000
INCOME:
Net interest income	$53,976	$49,590
Net interest income after
provision for loan losses	51,014	47,954
Other operating income	15,569	8,759
Other operating expenses	39,449	33,580
Net income	21,275	19,092

Weighted average number
of common shares:
Basic	18,318,042	18,547,868
Diluted	18,747,858	18,569,052

PER SHARE:
Net income:
Basic	1.16	1.03
Diluted	1.14	1.03

Cash dividends paid	0.46	0.41

Book value	10.33	9.17

PERIOD-END BALANCES:
Total assets	$2,172,516	$1,899,996
Loans	1,306,002	1,191,159
Allowance for loan losses	15,348	15,332
Deposits	1,707,708	1,485,302
Shareholders' equity	188,753	161,598

SELECTED RATIOS:
Return on average assets	1.40%	1.40%
Return on average shareholders' equity	15.83%	16.84%
Primary capital ratio	9.26%	8.51%

HARLEYSVILLE NATIONAL CORPORATION

	Three months ended September 30
(Dollars in thousands,
except per share data)	2001	2000
INCOME:
Net interest income	$18,766	$16,531
Net interest income after
provision for loan losses	17,413	15,950
Other operating income	6,256	3,248
Other operating expenses	13,744	11,004
Net income	7,623	6,740

Weighted average number
of common shares:
Basic	18,264,538	18,540,652
Diluted	18,694,354	18,561,836

PER SHARE:
Net income:
Basic	0.42	0.36
Diluted	0.41	0.36

Cash dividends paid	0.16	0.14

SELECTED RATIOS:
Return on average assets	1.45%	1.44%
Return on average shareholders' equity	16.58%	17.20%